News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2018 RESULTS

Philadelphia, PA - April 18, 2018. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2018.

Highlights

•	Earnings per share $0.67 versus $0.77 in 2017

•	Adjusted earnings per share $0.94 versus $0.77 in 2017; excludes intangibles amortization and certain other items in both periods

•	Global beverage can volumes grew 3% over prior year

•	Completed acquisition of Signode Industrial Group on April 3

Net sales in the first quarter were $2,197 million compared to $1,901 million in the first quarter of 2017 reflecting increased beverage can volumes, the pass through of higher material costs to customers, and $121 million of favorable currency translation impact.

Income from operations was $221 million in the quarter compared to $225 million in the first quarter of 2017. Segment income increased to $245 million in the first quarter compared to $226 million in the prior year first quarter and included $12 million of favorable currency translation impact. Segment income for 2017 has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “We are very pleased with the Company’s performance during the first quarter and we are on track for an excellent 2018.  Adjusted earnings per share rose 22% and segment income gained 8% over the prior year, led by strong results across most operations.

“Global beverage can volume growth of 3% was fueled by notable gains in Brazil, Southeast Asia and the United States, as consumers in both emerging and developed markets continue to show a preference for cans over other packaging formats.  To meet this expanding demand, our global beverage can projects remain on schedule.  We expect to begin production at the new one-line beverage can plant in Yangon, Myanmar during the second quarter and the new two-line beverage can plant in Valencia, Spain during the fourth quarter.  The Valencia plant will begin our conversion from steel to aluminum for beverage cans in the growing Spanish market.  We will also construct a third beverage can line at the Company’s existing plant in Phnom Penh, Cambodia to start production during the fourth quarter.  Additionally, in January 2018, ahead of schedule, the new glass facility in Chihuahua, Mexico commenced operations to serve the growing beer market in the northern part of the country.

“On April 3, 2018, Crown completed the acquisition of Signode Industrial Group for cash consideration of $3.9 billion.  Signode’s products supply critical in-transit protection to high value, high volume goods across a number of end-markets, including food and beverage, agriculture, corrugated, metals and construction among others.  Combined with a highly engineered equipment and service offering, Signode’s geographic and product mix will provide a strong platform for value creation.  Signode adds a portfolio of premier transit and protective packaging franchises to Crown’s growing metal packaging businesses, further broadening and diversifying the customer base and substantially increasing cash flow.  We welcome the 7,000 Signode employees to the Crown organization.”

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Interest expense was $74 million in the first quarter of 2018 compared to $62 million in 2017 primarily due to higher outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the first quarter was $90 million compared to $107 million in the first quarter of 2017. Reported diluted earnings per share were $0.67 in the first quarter of 2018 compared to $0.77 in 2017. Adjusted diluted earnings per share increased to $0.94 over the $0.77 in 2017. As noted below, the Company has revised its policy regarding the treatment of intangibles amortization charges in calculating adjusted net income and adjusted earnings per share.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Outlook
The Company currently expects second quarter and full year 2018 adjusted diluted earnings to be in the ranges of $1.55 to $1.65 and $5.35 to $5.55 per share, respectively. Consistent with the Company’s revised policy, adopted with the closing of the Signode acquisition, intangibles amortization charges are excluded when calculating adjusted net income and adjusted earnings per share.  Accordingly, these adjusted earnings estimates exclude amortization arising from the Signode acquisition as well as from the Company’s prior acquisitions of Mivisa in 2014 and Empaque in 2015.   The pre-tax, after-tax and earnings per share impact of the new policy are summarized in the reconciliation tables below.

The adjusted effective income tax rate for the full year of 2018 is expected to be between 25% and 26%, although it may vary from quarter to quarter. Adjusted free cash flow, as defined below, is currently expected to be approximately $625 million for 2018 and $775 million for 2019.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow as the principal measure of its liquidity. The Company considers both of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the second quarter and full year of 2018 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, the tax impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, the adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 19, 2018 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 26. The telephone numbers for the replay are (203) 369-3175 or toll free (888) 562-4201.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance and market trends in 2018, including consumer preference for beverage cans and increasing global beverage can demand; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Cambodia, Myanmar and Spain; the Company’s ability to generate expected earnings and cash flow in 2018 and 2019; and the successful integration of Signode that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2017 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720
Edward Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2018	2017 (1)
Net sales	$2,197	$1,901

Cost of products sold	1,808	1,531
Depreciation and amortization	65	59
Selling and administrative expense	90	90
Restructuring and other	13	(4)
Income from operations (2)	221	225

Other pension and post retirement	(17)	(12)
Foreign exchange	18	(1)
Earnings before interest and taxes	220	238
Interest expense	74	62
Interest income	(6)	(3)
Income before income taxes	152	179
Provision for income taxes	39	46
Net income	113	133
Net income attributable to noncontrolling interests	(23)	(26)
Net income attributable to Crown Holdings	$90	$107

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.67	$0.77
Diluted	$0.67	$0.77

Weighted average common shares outstanding:
Basic	133,479,364	138,475,013
Diluted	133,806,636	138,956,825
Actual common shares outstanding at quarter end	134,299,633	137,758,282

(1) Prior year results have been restated to reflect new accounting guidance on the presentation of pension and postretirement expense in the statement of operations.

(2) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, the impact of fair value adjustments to inventory acquired in an acquisition, and the timing impact of hedge ineffectiveness.

	Three Months Ended March 31,
	2018	2017 (2)
Income from operations	$221	$225
Intangibles amortization	11	10
Provision for restructuring and other	13	(4)
Impact of hedge ineffectiveness (1)	—	(5)
Segment Income	$245	$226

(1) Included in cost of products sold
(2) Prior year results have been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company's revised policy to exclude intangibles amortization charges from segment income.

Segment Information

Net Sales	2018	2017
	Actual	Actual
Americas Beverage	$758	$674
European Beverage	371	303
European Food	428	379
Asia Pacific	337	278
Total reportable segments	1,894	1,634
Non-reportable segments (3)	303	267
Total net sales	$2,197	$1,901

Segment Income (4)

Americas Beverage	$98	$104
European Beverage	55	50
European Food	56	51
Asia Pacific	44	39
Total reportable segments	253	244
Non-reportable segments (3)	31	28
Corporate and other unallocated items	(39)	(46)
Total segment income	$245	$226

(3) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

(4) Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income. A reconciliation from 2017 segment income to amounts previously reported is included below.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2018		2017
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$90	$0.67	$107	$0.77
Intangibles amortization (1)	11.08		10.07
Restructuring and other (2)	13.10		(4)	(.03)
Impact of hedge ineffectiveness (3)	—	—	(5)	(.03)
Acquisition costs (4)	24.18		—	—
Income taxes (5)	(12)	(.09)	(1)	(.01)
Adjusted net income/diluted earnings per share	$126	$0.94	$107	$0.77

Effective tax rate as reported	25.7%		25.7%

Adjusted effective tax rate	25.5%		26.1%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarters of 2018 and 2017, the Company recorded charges of $11 million ($8 million net of tax) and $10 million ($7 million net of tax) for intangibles amortization arising from its acquisitions of Mivisa in 2014 and Empaque in 2015.

(2)
In the first quarter of 2018, the Company recorded restructuring and other charges of $6 million ($5 million net of tax) including $3 million of transaction costs. In the first quarter of 2017, the Company recorded restructuring and other charges of $2 million ($2 million net of tax) related to previously announced restructuring projects.

In the first quarter of 2018, the Company recorded charges of $7 million ($6 million net of tax) for asset sales and impairments. In the first quarter of 2017, the Company recorded net gains of $6 million ($5 million net of tax) for asset sales and impairments.

(3)
In the first quarter of 2017, the Company recorded a benefit of $5 million ($4 million net of tax) in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices.

(4)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price for its acquisition of Signode.  In addition, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the transaction.

(5)
In the first quarter of 2018, the Company recorded income tax benefits of $12 million related to the items described above. In the first quarter of 2017, the Company recorded income tax benefits of $1 million related to the items described above.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2018	2017
Assets
Current assets
Cash and cash equivalents	$2,201	$338
Receivables, net	1,386	899
Inventories	1,431	1,417
Prepaid expenses and other current assets	243	234
Total current assets	5,261	2,888

Goodwill and intangible assets	3,621	3,357
Property, plant and equipment, net	3,322	2,898
Other non-current assets	875	727
Total	$13,079	$9,870

Liabilities and equity
Current liabilities
Short-term debt	$32	$37
Current maturities of long-term debt	61	57
Accounts payable and accrued liabilities	2,768	2,402
Total current liabilities	2,861	2,496

Long-term debt, excluding current maturities	7,778	5,206
Other non-current liabilities	1,328	1,309

Noncontrolling interests	347	316
Crown Holdings shareholders' equity	765	543
Total equity	1,112	859
Total	$13,079	$9,870

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2018	2017

Cash flows from operating activities
Net income	$113	$133
Depreciation and amortization	65	59
Restructuring and other	13	(4)
Pension expense	1	5
Pension contributions	(5)	(13)
Stock-based compensation	6	4
Working capital changes and other	(944)	(761)
Net cash used for operating activities (1)	(751)	(577)

Cash flows from investing activities
Capital expenditures	(92)	(107)
Beneficial interest in transferred receivables	175	257
Proceeds from sale of assets	—	3
Other	(25)	—
Net cash provided by investing activities	58	153

Cash flows from financing activities
Net change in debt	2,475	343
Dividends paid to noncontrolling interests	—	(13)
Common stock repurchased	(1)	(133)
Other, net	(19)	2
Net cash provided by financing activities	2,455	199

Effect of exchange rate changes on cash and cash equivalents	14	4

Net change in cash and cash equivalents	1,776	(221)
Cash and cash equivalents at January 1	435	576

Cash and cash equivalents at March 31 (2)	$2,211	$355

(1) Adjusted free cash flow is defined by the Company as net cash used for operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2018 and 2017 follows.

(2)	Cash and cash equivalents includes $10 and $17 of restricted cash at March 31, 2018 and 2017.

Three months ended March 31,	2018	2017
Net cash used for operating activities	$(751)	$(577)
Beneficial interest in transferred receivables (3)	175	257
Acquisition costs	3	—
Adjusted cash used for operating activities	(573)	(320)
Capital expenditures	(92)	(107)
Adjusted free cash flow	$(665)	$(427)

(3) Prior year cash flow has been restated to reflect new accounting guidance related to the classification of certain cash receipts associated with the Company’s receivable securitization programs. Certain receipts previously reported in cash from operations are now reported in cash from investing activities as “Beneficial interest in transferred receivables”.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation of Q1 and Full Year 2018 Adjusted Earnings per Share

	Q1		Full Year
	Actual		Estimate
Previous adjusted earnings per share guidance	$0.80	(midpoint)	$4.30-$4.50
Mivisa and Empaque amortization (1)	0.06		0.22
Addition of Signode for nine months			0.69
All other	0.08		0.14
Revised actual/estimated adjusted earnings per share	$0.94		$5.35-$5.55

(1) Add-back of amortization charges was not considered in previous guidance.

Impact of Intangibles Amortization Charges Excluded from Adjusted Earnings per Share

The following table provides information on the impact of the Company’s revised policy to exclude intangibles amortization charges when calculating adjusted net income and adjusted earnings per share, including the impact on amounts reported in prior periods.

	Q1	Full year	Q1	Full year
Acquisition	2017	2017	2018	2018 (3)
Mivisa and Empaque (2)	$10	$39	$11	$42
Signode				102
Pre-tax impact	10	39	11	144
Tax	(3)	(11)	(3)	(38)
After tax impact	$7	$28	$8	$106

Shares	139.0	135.6	133.8	134.3

Per share impact	$0.05	$0.21	$0.06	$0.79

(2)
Prior to this earnings release, intangibles amortization charges for Mivisa and Empaque were not an excluded item when calculating adjusted net income and adjusted earnings per share. The Company has revised its policy with its acquisition of Signode.

(3)
Full year 2018 amounts for Signode include intangibles amortization charges for the period beginning April 3, 2018 through December 31, 2018. The amounts for Signode are estimates and subject to change based on the final purchase price allocation.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation of First Quarter 2017 Segment Income (1)

	As			As
	Previously	Pension and	Intangibles	Currently
Segment	Reported	Postretirement	Amortization	Reported
Americas Beverage	$105	$(6)	$5	$104
European Beverage	51	(1)		50
European Food	47		4	51
Asia Pacific	39			39
Non-reportable	31	(4)	1	28
Corporate and unallocated	(45)	(1)		(46)
Total Segment Income	$228	$(12)	$10	$226

(1)
Prior year segment income has been restated to reflect new accounting guidance on the presentation of pension and postretirement expense and the Company’s revised policy to exclude intangibles amortization charges from segment income.

Historical Revenue for Signode

The information below presents Signode’s revenue for 2017 and the first quarter of 2018 at actual exchange rates prevailing during the periods.

2018
Q1	$588

2017
Q1	$526
Q2	575
Q3	565
Q4	566
$2,232